April 3, 2018

First Choice Bancorp

17785 Center Court Drive, Suite 750

Cerritos, CA 90703

Re:	Tax Opinion Issued to First Choice Bancorp in Connection with the Merger of Pacific
Commerce Bancorp with and into First Choice Bancorp

Ladies and Gentlemen:

We have acted as tax advisor to First Choice Bancorp, a California corporation (“Parent”), in connection with the proposed merger (the “Merger”) of Pacific Commerce Bancorp, a California corporation (“Company”) with and into the Parent, pursuant to the Agreement and Plan of Reorganization and Merger (the “Agreement”) dated February 23, 2018, by and between Parent and Company. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement. At your request, and in connection with the filing of the Form S-4 (the “Registration Statement”), we are rendering our opinion concerning certain United States federal income tax and State of California franchise and income tax consequences of the Merger.

Statement of Facts

In connection with this opinion, we have examined and are familiar with the copies of the Agreement, the Registration Statement, the representation letters of Parent dated April 3, 2018 and of Company dated April 3, 2018 delivered to us for purposes of rendering the opinions (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

First Choice Bancorp

April 3, 2018

In rendering the opinion set forth below, we have assumed that (i) the transaction will be consummated in accordance with the provisions of the Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the transaction and the parties thereto set forth in the Agreement are true, complete and correct, and the Registration Statement is true, complete and correct, (iii) the statements and representations made by Parent and the Company in their respective representation letters dated as of the date hereof and delivered to us for purposes of this opinion (the “Representation Letters”) are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, without regard to any qualification as to knowledge, intention or belief, (iv) the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement, and (v) Parent, the Company and their respective subsidiaries will treat the Merger for United States federal income tax and State of California franchise and income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

Description of the Proposed Merger

Upon the terms and subject to the conditions set forth in the Agreement dated February 23, 2018, at the Effective Time, Company shall merge with and into Parent and the separate corporate existence of Company shall cease. Parent shall be the surviving corporation in the Merger and shall continue to exist as a California corporation with all its rights, privileges, immunities, powers and franchises continuing unaffected by the Merger. The Merger of Company with and into the Parent as described in the Agreement is pursuant to Section 1100 et seq. of the California General Corporations Law.

Pursuant to the Agreement, each share of Company Common Stock will be entitled to receive a specific number of Parent Common Stock, which is referred to as per share merger consideration. The exchange ratio of 0.46531 is based on an assigned Company Common Stock value of $11.40 per share, and an assigned Parent Common Stock value of $24.50 per share, subject to certain limitations and adjustments.

First Choice Bancorp

April 3, 2018

No fractional shares of Parent Common Stock will be issued, and any holders of shares entitled to receive a fractional share of Parent Common Stock shall be entitled to receive a cash payment in lieu thereof, which shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in their aggregate shares of Parent Common Stock to which they are entitled based on the per share merger consideration.

Each Company Stock Option shall be cancelled as of the Effective Time in exchange for either the Option Consideration or a Rollover Option (as described below). At least five business days before the Effective Time, any holder of a Company Stock Option that is not continuing with Parent or Parent Bank after the Merger as an employee or director shall elect to receive either (A) the Option Consideration for an amount in cash, or (B) a Rollover Option. Any Company Stock Option held by an employee or director who is continuing as either an employee or director of Parent or Parent Bank after the Merger shall be exchanged for a Rollover Option.

The Rollover Options shall be converted into Parent Stock Options. The Parent Stock Options shall have the same terms and conditions as the Company Stock Options with proper adjustments for the terms of the merger as defined in Section 2.4(d) of the Merger Agreement.

Opinion

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have considered relevant.

Based upon and subject to the foregoing, we render the following opinion with respect to United States federal income tax consequences of the proposed transaction:

1.	The Merger will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code, and Parent and Company will each be a party to the reorganization within the meaning of Section 368(b) of the Code. (Section 368(a) of the Code)

First Choice Bancorp

April 3, 2018

2.	No gain or loss will be recognized by holders of common stock, without par value, of Company (“Company Common Stock”) as a result of the exchange of such shares for shares of Parent common stock, without par value (“Parent Common Stock”) pursuant to the Merger, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares. (Section 354(a) and 356 of the Code)

3.	No gain or loss will be recognized by Parent or Company as a result of the Merger. (Section 361 and 1032(a) of the Code)

4.	Any cash received by a shareholder of Company in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between the cash received and the portion of the shareholder’s basis in Company Common Stock allocable to such fractional share interest. (Section 302(a) and 1001 of the Code)

5.	The tax basis of the shares of Parent Common Stock received by each shareholder of Company will equal the tax basis of such shareholder’s shares of Company Common Stock (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the Merger. (Section 358(a) of the Code)

6.	The basis of the assets of Company in the hands of Parent will be the same as the basis of those assets in the hands of Company immediately prior to the Merger. (Section 362(b) of the Code)

7.	The holding period for the shares of Parent Common Stock received by each shareholder of Company will include the holding period for the shares of Company Common of such shareholder exchanged in the Merger. (Section 1223(2) of the Code)

8.	No gain or loss will be recognized to holders of Company Stock Options on conversion of Company Stock Options meeting the definition of incentive stock options (“ISO”) under Section 422(b) of the Code, into Parent Stock Options meeting the definition of an ISO under Section 422(b) of the Code; And no gain or loss will be recognized to holders of Company Stock Options on conversion of Company Stock Options treated as non-statutory stock options (“NQSO”) under Section 83 of the Code, into Parent Stock Options treated as NQSO under Section 83 of the Code.

First Choice Bancorp

April 3, 2018

Based upon and subject to the foregoing, we are of the opinion that the Merger will, under current law of State of California franchise and income tax, constitute a tax-free reorganization under Section 23251 of the California Revenue and Taxation Code. California conforms to Subchapter C of Chapter 1 of Subtitle A of the Internal Revenue Code, relating to corporate distributions and adjustments, except as otherwise provided.

We have not considered any non-income tax, or other state, local or foreign income tax consequences other than United States federal income tax and State of California franchise or income tax consequences, and therefore, do not express any opinion regarding the treatment that would be given the transaction by the applicable authorities on any state, local, or foreign tax issues other than United States federal income tax and State of California franchise or income tax issues. We also express no opinion on non-tax issues such as corporate law or securities law matters. We express no opinion other than that as stated immediately above, and neither this opinion nor any prior statements are intended to imply or to be an opinion on any other matters.

Company shareholders are urged to consult their tax advisors as to the particular United States federal income tax consequences of the merger to them, as well as any tax consequences arising under any state, local and non-United States tax laws or any other U.S. federal tax laws.

Consent

We are furnishing this opinion in connection with the filing of the Registration Statement and this opinion is not to be relied upon for any other purpose without our prior written consent. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

First Choice Bancorp

April 3, 2018

Very truly yours,

Moffett & Associates

/s/ Martin L. Moffett
Martin L. Moffett

4/3/2018
Date